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            FORM 4                                         OMB APPROVAL
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|_|  Check this box if no                         OMB Number: 3235-0287
     longer subject to Section                    Expires:    September 30, 1998
     16. Form 4 or Form 5                         Estimated average burden
     obligations may continue.                    hours per response ....... 0.5
     See Instruction (b).                         ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Nelson                           Greg
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   (Last)                            (First)              (Middle)

    3664 Maria Lane
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                                    (Street)

    Carlsbad                          CA                     92008
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   (City)                            (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     The Langer Biomechanics Group, Inc. (GAIT)

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3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     February, 2001

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5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

     |X|  Director                             |_|  10% Owner

     |_|  Officer (give title below)           |_|  Other (specify below)

________________________________________________________________________________

7.   Individual or Joint/Group Filing  (Check Applicable Line)

     |X|  Form Filed by One Reporting Person

     |_|  Form Filed by More than One Reporting Person

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                                   TABLE I --
     Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                               5. Amount
                                   3. Transaction                                 of Securities    6. Ownership     7. Nature
                   2. Transaction     Code         4. Securities Acquired         Beneficially        Form: Direct     of Indirect
1. Title of           Date            (Instr. 8)      (A) or Disposed of (D)      Owned at End        (D) or           Beneficial
   Security        -----------------------------------------------------------    of Month            Indirect (I)     Ownership
   (Instr. 3)      (Month/Day/Year)   Code     V      Amount  (A)or(D)  Price     (Instr. 3 and 4)    (Instr. 4)       (Instr. 4)
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Common Stock,
$0.02 par
value per share                                                                     136,760             D
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 TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                           5. Number
                                              of Deriv-
                                              ative     6. Date     7. Title and
                                              Securities   Exer-       Amount of
                                              Acquired     cisable     Under-                  9. Number   10. Owner-
                                 4. Trans-    (A) or       and Ex-     lying                      of Deriv-    ship
                                    action    Disposed     piration    Secur-                     ative        Form of
                                    Code      of (D)       Date        ities                      Secur        Deriv-   11. Nature
                                    (Instr.   (Instr.      (Month/     (Instr.                    -ities       ative        of
1. Title   2. Conver-               8)        3, 4, 5)     Day/Year)   3 and 4)                   Benefi-      Security:    Indirect
   of         sion or  3. Trans- -------------------------------------------------- 8. Price of   cially       Direct       Bene-
   Deriv-     Exercise    action                                             Amount    Deriv-     Owned at     (D) or       ficial
   ative      Price of    Date                          Date   Ex-             of      ative      End of       Indirect     Owner-
   Security   Deriv-      (Month/                       Exer-  pir-          Number    Security   Month        (I)          ship
   (Instr.    ative       Day/                          cis-   ation           of      (Instr.    (Instr.      (Instr.      (Instr.
   3)         Security    Year)  Code   V     (A) (D)   able   Date   Title  Shares    5)         4)           4)           4)
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Stock        $1.525(1)                                  (2)  8/21/01  Common  59,961              59,961        D
Options                                                               Stock
(Right to
Buy)
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Stock        $1.525     2/13/01   A     V   30,000      (2)  2/13/11  Common  30,000              30,000        D
Options                                                               Stock
(Right to
Buy)
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Explanation of Responses:

(1)   Increases  to $1.550 on May 15, 2001; to $1.575 on June 14, 2001, and to
      $1.60 on July 14, 2001.
(2)   Presently exercisable.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential person who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

               /s/ Greg Nelson                                March 9, 2001
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      **Signature of Reporting Person                             Date


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